Exhibit 4.53

FORM OF MANNING AGREEMENT

This Agreement is made this 7th day of June 2010, between [                                            ] a company duly organized and existing in accordance with the laws of [                                            ] with registered address at [                                            ] (hereinafter called "the Principal") and CREWCARE INC. a company incorporated under the Laws of Philippines with registered office at CrewCare Building 415 UN Ave. cor Alhambra Sts, Ermita, Manila (hereinafter "the Manager").

The Principal hereby appoints the Manager as Crewing Manager for the moto vessel "[                                            ]" and be registered under [                           ] flag (the "Vessel") and the Manager accepts such appointment on the terms of this Agreement.

The Manager will, on behalf of and at the expense of the Principal, arrange to man the Vessel with appropriate officers and crew as per Principal's request. For this purpose, the Manager, with the prior written consent of the Principal, shall cause all crew employed pursuant to this Agreement to enter into such contracts of employment upon the standard terms and conditions prescribed by the Philippine Overseas Employment Administration (POEA) and other appropriate governmental agencies of the Philippines and, as applicable, the country of the flag of the Vessel, and otherwise upon such terms and conditions as shall from time to time be agreed between the Principal and the Manager.

The Manager shall arrange for the vaccination/inoculation of the crew and obtain all visa, passport and other official permit and documents which shall enable the crew to join the vessel at the designated port.

The Principal has the right to interview and accept or reject at its sole discretion any officers or ratings.

The Manager, if so requested by the Principal, may provide advice to the Vessel's Master regarding assignment and termination of crew members, rates of payment etc, and assist the said Master in resolving difficulties which may arise with the crew Advice concerning matters of policy are subject to clearance through the Principal

The Manager is obliged to maintain close communication with the Philippines Government agencies to ensure close liaison on all matters pertaining to the aforementioned manning,

The Manager will make payments on behalf of the Principal to the Filipino personnel processed via the Manager and assigned to the Vessel, on the balance of wages at contract termination including payment of allotments, upon the instructions of the Principal allowed to receive fees or any other monies from the seafarers for any services whatsoever and howsoever rendered to them Medical expenses, training expenses, crew clothing, traveling expenses, traveling allowances and other similar or related expenses shall be paid at cost.

Payment with respect to the Vessel shall commence upon the assignment of crew to the Vessel and shall continue until said crew is withdrawn, however the Manager will perform all operations necessary to completely conclude al: the transaction arising during the period of agency of the Vessel whether or not such operations are performed within the period of payment as described above.

In case of termination of this Manning Agreement the aforesaid fees will continue to be paid to the Manager by the Principal every month for each crew remaining on board after the termination of this Agreement and until their employment on board the Vessel is expired.

If the Manager shall by any act or omission be in breach of any material obligation under this Agreement, the principal shall have the right to terminate this Agreement with immediate effect by notice to the Manager. The right to terminate this Agreement shall be in addition to a without prejudice to any other rights which the Principal may have against the Manager under this Agreement

Any dispute arising under this Agreement shall be referred to arbitration in Manila one Arbitrator to be nominated by the Principal and the other by the Manager and in case the Arbitrators shall not agree then to the decision of an umpire to be appointed by them, the award of the Arbitrators or the Umpire to be final and binding upon both parties. Applicable law shall be the Philippine law.

If either of the appointed Arbitrators refuses to act, or is incapable of acting or dies, the party who appointed him shall appoint a new Arbitrator in his place.

If one party fails to appoint an Arbitrator, either originally or by way of substitution as aforesaid for seven (7) working days after the other party. having appointed his Arbitrator, has served the party making default with notice to make the appointment the party who has appointed an Arbitrator may appoint that Arbitrator to act as sole Arbitrator in the reference and his award shall be binding on both parties as if he had been appointed by consent.

This Agreement has been made out in three originals, two for the principal and one for the Manager.

CREWCARE INC.

By:	By: